Exhibit 99.2
Item 6. Selected Financial Data
     The following table sets forth certain selected historical consolidated financial data and should be read in conjunction with “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Consolidated Financial Statements and Notes thereto included elsewhere herein. The following information may not be deemed indicative of our future operating results.

	Year Ended December 31,
	2006	2005 (a)	2004 (b)	2003 (c)	2002 (d)
	(In thousands, except per share amount)

Statements of Operations Data:
Revenues	$6,578,928	$4,333,227	$3,131,774	$2,562,034	$2,288,424
Operating Income	1,354,687	570,598	402,995	279,365	274,684
Income (Loss) From Continuing Operations	906,106	470,095	337,969	147,243	(6,959)
Basic Earnings (Loss) Per Share From Continuing Operations	2.62	1.57	1.26	0.58	(0.03)
Diluted Earnings (Loss) Per Share From Continuing Operations	2.55	1.48	1.18	0.56	(0.03)

Balance Sheet Data:
Total Assets	$10,139,248	$8,580,304	$5,543,482	$4,994,324	$4,494,989
Long-term Debt	1,564,600	632,071	1,404,431	1,379,611	1,513,907
Shareholders’ Equity	6,174,799	5,666,817	3,313,389	2,708,068	1,974,496
Cash Dividends Per Share	—	—	—	—	—

(a)	In August 2005, we acquired Precision Energy Services and Precision Drilling International for $942.7 million in cash and 52.0 million Weatherford common shares. In connection with the acquisition we recorded exit and restructuring charges of $114.2 million, $78.7 million net of tax. In August 2005, we settled our Zero Coupon Convertible Senior Debentures and expensed $4.7 million, $3.3 million net of tax, of unamortized issuance costs. In December 2005, we recorded a $115.5 million gain on the sale of our remaining shares of Universal common stock with no related income tax impact.

(b)	In 2004, we recorded a $77.6 million gain on the sale of Universal common stock. There was no income tax impact related to the sale.

(c)	In August 2003, we incurred $20.9 million, $13.6 million net of taxes, of debt redemption expenses related to the early extinguishment of our Convertible Preferred Debentures.

(d)	In 2002, we recorded a $217.1 million non-cash write down of our investment in Universal and a $15.4 million restructuring and asset impairment charge related to a rationalization of our businesses in light of industry conditions. The net after tax impact of these charges was $156.2 million.